EXHIBIT 99.1

KANSAS CITY SOUTHERN	NEWS RELEASE

CATHEDRAL SQUARE • 427 WEST 12th STREET • P.O. BOX 219335 • KANSAS CITY, MISSOURI 64121-9335
NYSE Symbol: KSU
Date: July 30, 2009

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
Kansas City Southern Records Second Quarter 2009 Profit in a
Challenging Business Environment
Second Quarter Highlights
•	EPS of $0.07 compared to $0.56 a year ago and $(0.08) in first quarter 2009

•	Victoria-Rosenberg enhances cross border mainline service linking U.S. and Mexican industrial and consumer markets

•	Generated $51 million from sale of common stock

•	Operating expenses of $297.9 million, a decline of 22%

•	Operating ratio of 87.3%, compared with 78.5% a year ago and 86.0% in first quarter 2009
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported second quarter 2009 revenues of $341.3 million compared with $486.2 million in the second quarter of 2008. Revenues were impacted by a 19% decline in volumes, a continued result of the weak economic climate. The revenue decline was amplified by a 72% reduction in fuel surcharge revenue resulting from a drop in fuel prices and lower volumes. Each commodity group experienced revenue declines in the second quarter compared to a year ago. On a sequential basis, second quarter revenues were down just 1% from first quarter 2009 and carloadings were down 2% over the same time period.
Continued emphasis on controlling costs mitigated the negative impact of lower revenues. Overall operating costs were down 22% in the second quarter of 2009 compared with the same period in 2008. Casualties and insurance expense was down 59% reflecting a favorable casualty reserve adjustment in the quarter based upon a semi-annual actuarial review. This positive development is based on continued solid operations and safety performance. Compared to the historically high fuel prices experienced in second quarter 2008, fuel expense was down 56%. Compensation and benefits declined 18%; purchased services declined 14%; equipment costs declined 11%. Due to recent growth in the capital base, depreciation and amortization expense increased 18%.
Operating income for the second quarter of 2009 was $43.4 million, compared with $104.6 million in 2008. The second quarter operating ratio was 87.3%, compared with 78.5% in the second quarter of 2008. First quarter 2009 operating ratio was 86.0%.
As a result of a strengthened Mexican peso, KCS recorded a foreign exchange gain of $6.0 million during the quarter, comparable to the $5.7 million gain recorded a year ago. This gain is a reversal of the trend in the past three quarters in which a weakening peso had resulted in exchange losses.
KCS recorded net income of $6.7 million, or $0.07 per diluted share for the second quarter of 2009, compared with net income of $50.5 million, or $0.56 per share in the second quarter of 2008.

Comments from the Chairman
“Efficient rail operations and continued stringent expense controls partially mitigated the effects of the prolonged global recession on KCS’ second quarter,” stated Chairman and Chief Executive Officer Michael R. Haverty. “The effective management of our business was exemplified by double-digit reduction in key operating expense categories.
“A major highlight for KCS in the second quarter was the completion of construction of the Victoria-Rosenberg rail project which provides the final link in our transcontinental main rail line connecting the industrial heartland of Mexico with the key manufacturing and consumer markets in the United States. The Victoria-Rosenberg line will have significant immediate and long-term benefits. Immediately, the 90-mile line will allow trains in the U.S. to avoid approximately 151 miles of expensive trackage rights, as well as improve operational efficiencies. Over the longer term, the rehabilitated rail corridor, coupled with the newly opened CenterPoint Intermodal Center – Houston Metro (CIC – Houston Metro) will provide a major catalyst to cross border business growth opportunities and allow KCS to offer more competitive service offerings throughout its network.
“The first six months of 2009 presented KCS with the harshest business environment in many decades. Fortunately, it appears that business levels both in the U.S. and Mexico stabilized as the second quarter progressed. This coupled with some new and expanded business opportunities and the opening of the Victoria-Rosenberg rail line and CIC-Houston Metro provide us with a degree of cautious optimism for the second half of the year. With the anticipated completion of our previously announced $75 million equity program in the third quarter, coupled with lower capital spending, the Company should have sufficient liquidity for the remainder of 2009.”
Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues	$341.3	$486.2	$687.3	$936.8

Operating expenses:
Compensation and benefits	79.1	96.4	157.1	198.2
Purchased services	46.0	53.5	90.5	104.7
Fuel	40.2	91.1	83.5	168.9
Equipment costs	41.2	46.4	80.3	90.8
Depreciation and amortization	47.6	40.2	94.7	80.5
Casualties and insurance	7.7	18.6	20.2	37.2
Materials and other	36.1	35.4	69.1	68.5

Total operating expenses	297.9	381.6	595.4	748.8

Operating income	43.4	104.6	91.9	188.0

Equity in net earnings of unconsolidated affiliates	2.0	4.7	3.0	8.8
Interest expense	(45.4)	(27.7)	(87.2)	(67.2)
Debt retirement costs	—	(5.6)	(5.9)	(5.6)
Foreign exchange gain	6.0	5.7	0.9	8.2
Other income	2.9	0.2	4.4	3.2

Income before income taxes and noncontrolling interest	8.9	81.9	7.1	135.4
Income tax expense	1.6	26.4	2.0	42.1

Net income	7.3	55.5	5.1	93.3
Noncontrolling interest	0.5	0.1	0.4	0.2

Net income attributable to Kansas City Southern and subsidiaries	6.8	55.4	4.7	93.1
Preferred stock dividends	0.1	4.9	5.5	9.7

Net income (loss) available to common shareholders	$6.7	$50.5	$(0.8)	$83.4

Earnings (loss) per share:
Basic earnings (loss) per share	$0.07	$0.64	$(0.01)	$1.07

Diluted earnings (loss) per share	$0.07	$0.56	$(0.01)	$0.94

Average shares outstanding (in thousands):
Basic	91,955	79,272	91,425	77,896
Potentially dilutive common shares	7,453	19,874	—	20,804

Diluted	99,408	99,146	91,425	98,700

Kansas City Southern
Revenue & Carloadings By Commodity – Second Quarter 2009 and 2008

Carloadings				Revenue
(in thousands)				(in millions)
Second Quarter		%		Second Quarter		%
2009	2008	Change		2009	2008	Change
			Chemical & Petroleum Products
3.7	5.1	(27.5%)	Agri Chemicals	$4.7	$6.8	(30.9%)
22.6	26.7	(15.4%)	Other Chemicals	34.2	39.7	(13.9%)
16.4	16.5	(0.6%)	Petroleum	20.4	25.0	(18.4%)
16.0	16.3	(1.8%)	Plastics	19.9	22.4	(11.2%)

58.7	64.6	(9.1%)	Total	79.2	93.9	(15.7%)

			Industrial & Consumer Products
28.3	41.2	(31.3%)	Forest Products	39.3	60.0	(34.5%)
17.0	31.0	(45.2%)	Metals & Scrap	24.3	47.3	(48.6%)
19.5	29.1	(33.0%)	Other	19.7	32.7	(39.8%)

64.8	101.3	(36.0%)	Total	83.3	140.0	(40.5%)

			Agriculture & Minerals
31.8	40.1	(20.7%)	Grain	44.1	68.7	(35.8%)
14.1	14.9	(5.4%)	Food Products	23.2	25.3	(8.3%)
10.1	15.8	(36.1%)	Ores & Minerals	9.3	16.6	(44.0%)
3.3	4.8	(31.3%)	Stone, Clay & Glass	4.8	7.1	(32.4%)

59.3	75.6	(21.6%)	Total	81.4	117.7	(30.8%)

			Intermodal & Automotive
116.3	127.5	(8.8%)	Intermodal	32.2	40.3	(20.1%)
7.9	27.7	(71.5%)	Automotive	6.2	32.1	(80.7%)

124.2	155.2	(20.0%)	Total	38.4	72.4	(47.0%)

			Coal
60.7	56.0	8.4%	Unit Coal	35.7	38.2	(6.5%)
10.2	12.7	(19.7%)	Other Coal	7.1	9.9	(28.3%)

70.9	68.7	3.2%	Total	42.8	48.1	(11.0%)

377.9	465.4	(18.8%)	TOTAL FOR COMMODITY GROUPS	325.1	472.1	(31.1%)
			Other Revenue	16.2	14.1	(14.9%)

377.9	465.4	(18.8%)	TOTAL	$341.3	$486.2	(29.8%)

Kansas City Southern
Revenue & Carloadings By Commodity – Year to Date June 30, 2009 and 2008

Carloadings				Revenue
(in thousands)				(in millions)
Year to Date		%		Year to Date		%
2009	2008	Change		2009	2008	Change
			Chemical & Petroleum Products
8.3	9.1	(8.8%)	Agri Chemicals	$10.4	$12.2	(14.8%)
44.4	53.0	(16.2%)	Other Chemicals	65.4	76.6	(14.6%)
31.6	33.0	(4.2%)	Petroleum	38.4	49.1	(21.8%)
29.9	31.1	(3.9%)	Plastics	36.5	42.7	(14.5%)

114.2	126.2	(9.5%)	Total	150.7	180.6	(16.6%)

			Industrial & Consumer Products
57.7	83.9	(31.2%)	Forest Products	79.6	119.7	(33.5%)
35.3	58.3	(39.5%)	Metals & Scrap	47.6	87.0	(45.3%)
37.9	53.9	(29.7%)	Other	38.1	57.2	(33.4%)

130.9	196.1	(33.2%)	Total	165.3	263.9	(37.4%)

			Agriculture & Minerals
64.8	80.5	(19.5%)	Grain	90.0	135.0	(33.3%)
27.4	29.4	(6.8%)	Food Products	45.1	48.7	(7.4%)
22.6	28.3	(20.1%)	Ores & Minerals	19.3	29.3	(34.1%)
6.7	9.2	(27.2%)	Stone, Clay & Glass	9.6	13.5	(28.9%)

121.5	147.4	(17.6%)	Total	164.0	226.5	(27.6%)

			Intermodal & Automotive
230.9	251.6	(8.2%)	Intermodal	62.8	76.1	(17.5%)
18.5	54.9	(66.3%)	Automotive	18.5	60.4	(69.4%)

249.4	306.5	(18.6%)	Total	81.3	136.5	(40.4%)

			Coal
125.7	115.1	9.2%	Unit Coal	75.8	75.2	0.8%
20.2	26.3	(23.2%)	Other Coal	14.3	19.9	(28.1%)

145.9	141.4	3.2%	Total	90.1	95.1	(5.3%)

761.9	917.6	(17.0%)	TOTAL FOR COMMODITY GROUPS	651.4	902.6	(27.8%)
			Other Revenue	35.9	34.2	5.0%

761.9	917.6	(17.0%)	TOTAL	$687.3	$936.8	(26.6%)